                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-07

-----Original Message-----
From: [Personal Identifying information redacted]
Sent: Tuesday, September 04, 2007 11:47 AM
Subject: BSCMS 2007-PWR17 ** Announcement / Docs **

** BSCMS 2007-PWR17 **  $3.3Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Morgan Stanley, Bear Stearns
Rating Agencies: S&P, Fitch

Collateral:
 - Loan Sellers: Wells Fargo (34.3%), Bear Stearns (21.7%)
                 Principal (20.7%), Prudential (15.0%), Nationwide (8.4%)
 - 264 loans / 399 properties
 - 68.8% LTV / 64.0% Balloon LTV
 - 1.42x DSCR / 1.33x DSCR after IO
 - CA 12.9%, TX 11.9%, NY 9.7%, FL 6.4%, WA 4.7%
 - Office 38.0%, Retail 20.3%, Hotel 14.9%, Multifamily 9.5%, Mixed Use 7.0%
 - Top 5 Loans: 27.2% / Top 10 Loans: 36.6%

Structure:
 CL    SIZE($MM)    S&P/FITCH      C/E      A/L     PRIN WIN
 A1     101.8       AAA/AAA      30.000%    3.39      1-58
 A2     194.1       AAA/AAA      30.000%    4.85     58-60
 A3     311.8       AAA/AAA      30.000%    6.79     81-83
 AAB    132.0       AAA/AAA      30.000%    7.15     60-109
 A4    1178.3       AAA/AAA      30.000%    9.76    109-119
 A1A    364.3       AAA/AAA         *** NOT OFFERED ***
 AM     326.0       AAA/AAA      20.000%    9.87    119-119
 AJ     269.0       AAA/AAA      11.750%    9.95    119-120
*B       28.5       AA+/AA+      10.875%    9.96    120-120
*C       44.8       AA/AA         9.500%    9.96    120-120
*D       24.5       AA-/AA-       8.750%    9.96    120-120
*E       20.4       A+/A+         8.125%    9.96    120-120
*F       28.5       A/A           7.250%    9.96    120-120
*G       32.6       A-/A-         6.250%    9.96    120-120
*H       36.7       BBB+/BBB+     5.125%    9.96    120-120
*J       32.6       BBB/BBB       4.125%    9.96    120-120
*K       32.6       BBB-/BBB-     3.125%    9.96    120-120
*X     3260.3**     AAA/AAA        N/A      N/A       N/A

*  Subject to rule 144A
** Notional Balance

Expected Timing:
 - Termsheet & Appendix:         Attached
 - Electronic Red:               Tuesday, Sept 4
 - Hardcopy Red & Termsheet:     Tuesday, Sept 4
 - Launch & Price:               Week of Sept 10
 - Settlement:                   September 27

Tentative Roadshow Schedule:
 - New York 1-on-1s:           Tues - Thurs    9/4 to 9/6
 - Hartford Breakfast          Thurs, Sept 6 -  8:30am at The Goodwin Hotel
 - Boston Lunch:               Thurs, Sept 6 - 12:30pm at Bear Stearns office
 - Minneapolis Breakfast:      Fri, Sept 7   -  7:30am at The Marquette Hotel
 - Chicago Lunch:              Fri, Sept 7   - 12:30pm at Morgan Stanley office

 - Group Conference Call:      Thurs, Sept 6 - 3:00pm (EDT)
            Dial-In:           1-888-216-2160
            Passcode:          473 205 94

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
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participating in the offering will arrange to send you the prospectus you
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This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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Stearns & Co. Inc.

Sidley Austin LLP mail server made the following annotations on 09/05/07,
15:49:09:
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